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                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549



                                    FORM 8-K



                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



         Date of Report (Date of earliest event reported) May 24, 1996



                                 ODETICS, INC.
             (Exact name of registrant as specified in its charter)



           Delaware                0-10605                        95-2588496
(State or other jurisdiction  (Commission File Number)        (I.R.S. Employer
      of incorporation)                                      Identification No.)


           1515 South Manchester Avenue, Anaheim, California        92802
             (Address of principal executive offices)            (Zip code)


                                 714-774-5000
             (Registrant's telephone number, including area code)


                                 Not Applicable
         (Former name or former address, if changed since last report)
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ITEM 5.   OTHER EVENTS

     Odetics, Inc. ("Odetics") announced on May 24, 1996 that it and ATL Products, Inc., its wholly owned subsidiary ("ATL"), have settled all litigation pending between them and E-Systems, Inc. and EMASS, Inc. (collectively, "E-Systems"). The text of Odetics' announcement is set forth in Exhibit 99 to this Report and is incorporated herein by reference.

     As previously reported, the litigation was initiated by Odetics in Superior Court in Los Angeles County, California, in November 1995. E-Systems initiated its own proceeding against Odetics and ATL in the District Court for Dallas County, Texas, in February 1995. In both the California and Texas actions, Odetics and ATL alleged various breaches of contract by E-Systems, which E-Systems denied.

     The settlement was effected pursuant to a confidential written Settlement Agreement and General Release between the parties. Pursuant to the Settlement Agreement, E-Systems has paid Odetics approximately $6.1 million, including an amount designated as a royalty payment on library systems sold by E-Systems which Odetics alleged infringed on its patented technology. The settlement payment will be used to augment Odetics' working capital and for other general corporate purposes.

     For its part, Odetics has agreed for a period of five years to provide spare parts and certain other customer support services for the installed base of DataTowers that Odetics previously sold to E-Systems. The parts and services generally will be provided in accordance with Odetics' general terms and conditions, less a specified discount. Odetics also has agreed to refurbish nine ACL 2640 units in E-Systems' possession and to pay to E-Systems any profits (net of refurbishment and sales costs) realized by Odetics from the sale of the refurbished units and to deliver to E-Systems certain inventories of parts and supplies previously paid for by E-Systems.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

         (c)  Exhibits.

               The following exhibits included with this report are made part hereof:

                                                        Sequential Page No.
                                                        -------------------

          99.  Odetics press release dated May 24, 1996          4

                                      2.
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                                  SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                          ODETICS, INC.



Date:  May 24, 1996               By: /s/ GREGORY A. MINER
                                      -----------------------------------------
                                      Gregory A. Miner, Chief Financial Officer

                                      3.